Exhibit 99.1

NEWS RELEASE

SILICON LABORATORIES TO ACQUIRE INTEGRATION ASSOCIATES,
DIVERSIFIED MIXED-SIGNAL COMPANY

—Acquisition Brings New Product Vectors and High Caliber Development Team —

AUSTIN, Texas, June 24, 2008 – Silicon Laboratories Inc. (Nasdaq: SLAB) today announced it has signed a definitive agreement to acquire Silicon Valley-based Integration Associates, an innovator in analog-intensive, highly integrated ICs, for net $80 million, taking into consideration Integration Associates’ cash balances and net current assets. Integration Associates brings a diverse portfolio of connectivity, wireless and power solutions, quality revenue and nearly 100 engineers to Silicon Laboratories.

Integration Associates’ portfolio is aligned with Silicon Laboratories’ objective to broaden system content within existing applications and to enter new markets. Specifically, the acquisition augments Silicon Laboratories’ R&D investments currently in place in short range wireless, a large market that includes home automation, remote keyless entry and automated meter reading applications. This is an untapped market for Silicon Laboratories where Integration Associates has developed innovative products, an expanding customer base and a growing revenue stream.

Integration Associates’ products will also accelerate Silicon Laboratories’ expansion into the audio subsystem, a natural extension of the current broadcast audio portfolio. And, the company’s power portfolio is a strategic addition to Silicon Laboratories’ nascent power product line, which is in the early stages of revenue ramp.

“This acquisition will enable us to address new product vectors, accelerate time to revenue for current investments and further scale our engineering team with the addition of an experienced group of mixed-signal design and application engineers,” said Necip Sayiner, president and CEO of Silicon Laboratories. “Additionally, good quality revenue and attractive growth potential further enhance our operational profile as we expect this transaction to be accretive in 2009.”

“We have developed a solid business based on innovative technology, and we’re at a key inflection point with new products,” said Jean-Luc Nauleau, CEO of Integration Associates. “The timing is right for us to leverage the sales channel and infrastructure of a larger company and Silicon Labs is the perfect partner. Our technology focus and core competency are well aligned with Silicon Labs’ capabilities, and we will also have an opportunity to jump start a number of very promising new products as a result of the combination.”

Integration Associates is a private company based in Mountain View, California with additional design centers in Europe. The company has built quarterly revenue to a run rate of approximately $8 million. The acquisition is expected to be slightly dilutive to Silicon Laboratories in 2008, offset by better than previously anticipated performance in Silicon Labs’ existing business. The acquisition is expected to be accretive in 2009. The board of directors of each company has approved the merger, which awaits the satisfaction of regulatory requirements and other customary closing conditions.

Conference Call Wednesday, June 25th

An investor conference call and presentation is scheduled for 7:30 a.m. Central Time tomorrow, June 25th. To access the presentation and audio webcast, visit Silicon Laboratories’ website under Investor Relations at http://www.silabs.com.  A replay will be available after the call at the website listed above or by calling 866-431-5843 (U.S.) or +1 203-369-0958 (international).  These replays will be available through July 9th.

About Integration Associates

Integration Associates is a fabless semiconductor company headquartered in Mountain View, California, with offices and design centers in Europe and North America. Integration Associates designs and delivers silicon solutions for wireless, wireline and power system management applications for a wide range of systems. For more information about Integration Associates and its products, visit www.integration.com.

About Silicon Laboratories Inc.

Silicon Laboratories is an industry leader in the innovation of high-performance, analog-intensive, mixed-signal ICs.  Developed by a world-class engineering team with unsurpassed expertise in mixed-signal design, Silicon Labs’ diverse portfolio of highly-integrated, easy-to-use products offers customers significant advantages in performance, size and power consumption.  These patented solutions serve a broad set of markets and applications including consumer, communications, computing, industrial and automotive.

Headquartered in Austin, TX, Silicon Labs is a global enterprise with operations, sales and design activities worldwide.  The company is committed to contributing to our customers’ success by recruiting the highest quality talent to create industry-changing innovations. For more information about Silicon Labs, please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will,” “expanding,” “growing,” and similar phrases as they relate to Silicon Laboratories or Integration Associates are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that ;the acquisition may not yield the expected benefits due to the failure to properly integrate the acquired business and employees; risks that the customer base and revenue of the acquired business may cease to expand or may decline; risks that the acquired business’ products under development may fail to achieve market acceptance; risks of disputes regarding the acquired business; risks that the performance of Silicon Laboratories’ existing business may not offset the dilutive effect of the acquisition; risks associated with quarterly fluctuations in revenues and operating results; risks that average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; risks associated with the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

#  #  #